EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Sponsors and Trustee of Municipal Investment Trust Fund, Multistate Series--202, Defined Asset Funds (California, New Jersey, New York and Pennsylvania Trusts):

We consent to the use in this Registration Statement No. 333-00109 of our opinion dated March 14, 1996, relating to the Statements of Condition of Municipal Investment Trust Fund, Multistate Series--202, Defined Asset Funds (California, New Jersey, New York and Pennsylvania Trusts) and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is a part of this Registration Statement.


DELOITTE & TOUCHE LLP
New York, N.Y.
March 14, 1996